Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@AllianceBernstein.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@AllianceBernstein.com

AB Announces April 30, 2018 Assets Under Management
New York, NY, May 10, 2018 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management decreased to $538 billion during April 2018 from $549 billion at the end of March. The 2.0% decline was due to firmwide net outflows and market depreciation. Total firmwide net outflows were predominantly from Institutions, and included a previously announced $7.0 billion low-fee Customized Retirement Strategies redemption. Private Wealth and Retail net flows were positive.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At April 30, 2018				At Mar 31
					2018

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$36	$60	$48	$144	$142
Passive	21	31	—	52	52
Total Equity	57	91	48	196	194

Fixed Income
Taxable	150	70	11	231	237
Tax-Exempt	1	16	24	41	41
Passive	—	9	—	9	10
Total Fixed Income	151	95	35	281	288

Other(1)	45	5	11	61	67
Total	$253	$191	$94	$538	$549

	At March 31, 2018

Total	$265	$191	$93	$549

(1) Includes certain multi-asset services and solutions and certain alternative investments.

www.alliancebernstein.com    1 of 2

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended March 31, 2018. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2018, including both the general partnership and limited partnership interests in AB, AB Holding owned approximately 35.8% of AB and AXA, a worldwide leader in financial protection, owned an approximate 64.4% economic interest in AB.
Additional information about AB may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com    2 of 2